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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 15, 2008

                                  ISRAMCO, INC.

             (Exact name of registrant as specified in its charter)

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           Delaware                     0-12500                 13-3145265
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 (State or other jurisdiction   (Commission File Number)      (IRS Employer
      of incorporation)                                    Identification No.)
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                      11767 KATY FREEWAY, HOUSTON, TX 77079
          (Address of principal executive offices, including Zip Code)

                                  713-621-3882
              (Registrant's telephone number, including area code)

         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 15, 2008, Jay Petroleum, LLC ("Jay Petroleum"), a subsidiary of Isramco Inc. (the "Company"), entered into Purchase and Sale Agreements (the "Agreements") with GFB Acquisition - I, L.P. ("GFB") and Trans Republic Resources, Ltd. ("Trans Republic," and, together with GFB, the "Sellers") pursuant to which Jay Petroleum agreed to purchase the Sellers' interests in certain oil and gas properties located in Texas, New Mexico and Oklahoma for an aggregate purchase price of approximately $102 million (the "Purchase Price"). The transaction includes mainly operated oil and gas properties in approximately 40 fields (approximately 490 Leases) in East Texas, Texas Gulf Coast, Permian, Anadarko and San Juan Basins. Significant fields are the Alabama Ferry Field in East Texas, the Bagley Field in West Texas and New Mexico, and the Esperson Dome Field on the Texas Gulf Coast. Net daily production from the properties is approximately 600 Barrels of oil and 3.5 MMCF. Based on a third party consulting firm that has performed a reserve report as of January 1, 2008, total net proved developed producing reserves are approximately 2.7 million barrels of oil and 14 BCF of natural gas. Contemporaneously with the execution of the Agreements, the Company paid to GFB a deposit of approximately $10 million (the "Deposit"). The final Purchase Price is subject to adjustment, as specified in the Purchase Agreement. The closing of the transaction is expected to be on March 25, 2008 or on April 2, 2008 at Sellers' discretion, subject to certain closing conditions specified in the Agreements.

In the event that the specified closing conditions are not satisfied, then either Jay Petroleum or the Sellers may terminate the Agreements and the Deposit may or may not be returned to the Company depending upon the circumstances which led to the failure to satisfy the closing conditions. Assuming the transaction is consummated in accordance with the terms of the Agreements, the Deposit will be credited towards the Purchase Price.

The Company anticipates that it will fund up to 5% of the Purchase Price from working capital, and that it will obtain third party loans to fund the rest of the Purchase Price. In connection with the entry into the Agreements, on February 15, 2008, the Company and the Bank of Novia Scotia entered into a Commitment Letter pursuant to which the bank agreed to provide or arrange a secured revolving credit facility, subject to the execution of customary loan documents and other customary closing conditions for transactions of this type. Under such credit facility, it is anticipated that the Company will be able to initially borrow up to $54 million.

The Company has entered to a swap agreement with the bank to sell 605,016 barrels of oil during 48 months commencing April 1, 2008 and 3,424,348 MMBTU of gas during 48 months commencing April 1, 2008.The average oil price is $90.01 per barrel and the average gas price is $8.51 per MMBTU.

The press release announcing the signing of the Purchase Agreement is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

99.1 Press Release dated February 22, 2008.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

              DATED: February 22, 2008                 ISRAMCO, INC.

                                                   BY: /s/ Haim Tsuff
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                                                       HAIM TSUFF
                                                       CHIEF EXECUTIVE OFFICER